UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 12, 2021

ORIC Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39269	47-1787157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 E. Grand Ave, 2nd Floor

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 388-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ORIC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

ORIC Pharmaceuticals, Inc. (the “Company”) entered into an amendment to the lease of its facility located at 240 East Grand Avenue, South
San Francisco, California pursuant to a First Amendment to Lease dated as of August 12, 2021 between the Company, as tenant, and Britannia Pointe Grant Limited Partnership, as landlord. The amendment expands the size of the facility by approximately 340 rentable square feet and extends the term of the lease from May 15, 2022 to May 15, 2028, with an option by the Company to extend the term by another year. The amendment also requires the Company to replace its existing security deposit with a letter of credit in the amount of $467,778.70 and requires the landlord to contribute $1,514,835 toward the cost of improvements the Company plans to make to the facility. This summary of the amendment does not purport to be complete and is qualified in its entirety by reference to the amendment, a copy which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On August 13, 2021, Peter Svennilson submitted his resignation as a director of the Company. Mr. Svennilson’s resignation was voluntary and did not result from any disagreement with the Company or the Company’s Board of Directors (the “Board”).

(d) Election of Director

On August 13, 2021, the Board appointed Steven L. Hoerter to serve as a Class II director, with a term expiring at the Company’s 2022 annual meeting of stockholders, as well as serve as a member of the Company’s Audit Committee.

There are no arrangements or understandings between Mr. Hoerter and any other person pursuant to which Mr. Hoerter was selected as a director. In addition, there are no transactions in which Mr. Hoerter has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Hoerter will receive compensation for his service pursuant to the Company’s non-employee director compensation policy as described in the Company’s proxy statement (File No. 001-39269). This includes an annual cash retainer of $35,000 per year for service as a non-employee director and $7,500 per year for service as an Audit Committee member. Additionally, as a new non-employee director, Mr. Hoerter was granted a stock option to purchase 33,250 shares of common stock upon his appointment to the Board. This stock option will vest as to 1/36th of the total number of shares on each monthly anniversary of Mr. Hoerter’s commencement of service as a non-employee director, subject to his continued service through the applicable vesting date. In the event of a change in control (as defined in the Company’s 2020 Equity Incentive Plan), the stock option will vest in full. In addition, Mr. Hoerter also executed the Company’s standard form of indemnification agreement.

A copy of the press release announcing Mr. Hoerter’s appointment as a director is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Lease between the Registrant and Britannia Pointe Grand Limited Partnership, dated August 12, 2021.

99.1	Press release dated August 16, 2021.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIC PHARMACEUTICALS, INC.

Date: August 16, 2021	By:	/s/ Dominic Piscitelli
Dominic Piscitelli
Chief Financial Officer